Exhibit 99.1

LeMaitre Vascular Announces Changes to Its Board of Directors

BURLINGTON, Mass., December 10, 2012 (GLOBE NEWSWIRE) -- LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of peripheral vascular devices and implants, announced today that in connection with Housatonic Partners' distribution of 1,393,314 LeMaitre Vascular shares to its limited partners, the Company has changed the composition of its Board of Directors.

In conjunction with the transfer, Michael C. Jackson and William N. Thorndike, Jr., as representatives of Housatonic Partners, have resigned from LeMaitre Vascular's Board of Directors. Mr. Thorndike has been reinstated as a Board member strictly in a personal capacity following his resignation. In addition, and in order to maintain compliance with The NASDAQ Stock Market Marketplace Rules, which require that a majority of the Board be independent, George D. LeMaitre, M.D. has resigned from the Board of Directors. LeMaitre Vascular's Board is now composed of seven members, four of whom are independent.

"I would like to recognize the unparalleled contributions of our founder and my father, George D. LeMaitre, M.D., whose service to the Company dates back to our inception in 1983. Our relationship with Dr. LeMaitre will of course continue as Dr. LeMaitre will remain working with LeMaitre Vascular as a clinical trainer, and we look forward to his future contributions," said George W. LeMaitre, Chairman and CEO. "I would also like to thank Michael for his seven years of service on the Board as a representative of Housatonic Partners and to express my pleasure that Will is rejoining the Board in an individual capacity."

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices and implants for the treatment of peripheral vascular disease, a condition that affects more than 20 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon. The Company's diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart, including the Over-the-Wire LeMaitre Valvulotome, the Pruitt F3 Carotid Shunt and The UnBalloon. Additional information can be found at http://www.lemaitre.com.

About Housatonic Partners

Housatonic Partners is a private equity investment firm founded in 1994 with $1 billion in capital under management. The firm focuses on buyouts and recapitalizations of rapidly growing, profitable service businesses with highly recurring revenue. In partnership with exceptional management, Housatonic has led investments in more than 60 small to mid-sized companies. Visit Housatonic on the web at http://www.housatonicpartners.com.

The LeMaitre Vascular, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10015

CONTACT: LeMaitre Vascular, Inc.

Investor Relations

+1-781-221-2266

http://www.lemaitre.com

http://www.lemaitre.com/investor